Exhibit 5.1

DLA Piper LLP (US)

51 John F. Kennedy Parkway, Suite 120
Short Hills, New Jersey 07078-2704

www.dlapiper.com

T   973.520.2550

F   973.520.2571

Partners Responsible for Short Hills Office:

Andrew P. Gilbert

Michael E. Helmer

March 31, 2017

CytoSorbents Corporation

7 Deer Park Drive, Suite K

Monmouth Junction, New Jersey 08852

RE:	CytoSorbents Corporation, Registration Statement on Form S-3 (333-205806)

Ladies and Gentlemen:

We have acted as counsel to CytoSorbents Corporation, a Delaware corporation (the “Company”), in connection with the offering by the Company of 2,222,222 shares of common stock, par value $0.001 per share (the “Shares”), pursuant to the referenced Registration Statement (the “Registration Statement”) and the Prospectus Supplement dated March 31, 2017 (the “Prospectus Supplement”), each filed under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”).

In connection with this opinion letter, we have examined the Registration Statement, the Prospectus Supplement and originals, or copies certified or otherwise identified to our satisfaction, of the First Amended and Restated Certificate of Incorporation of the Company as filed with the Secretary of State of the State of Delaware, the Bylaws of the Company and the minutes of meetings of the stockholders and the Board of Directors of the Company, and the Pricing Committee thereof, as provided to us by the Company and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Registration Statement and the Prospectus Supplement, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the Delaware General Corporation Law.

March 31, 2017

Page Two

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the base prospectus included in the Registration Statement and the Prospectus Supplement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ DLA PIPER LLP (US)